EXHIBIT 10.4

EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”) effective as of April 9, 2007 by and between Advanced Automation Group LLC (the “Company” or “Employer”), a Delaware limited liability company, and Xiaogang Luo (the “Executive”) (collectively the Company and the Executive are referred to as the “Parties”).

INTRODUCTION

WHEREAS, the Employer and the Executive wish to enter into this Agreement to set forth the terms and conditions of the Executive’s employment by the Company.

Accordingly, in consideration of the mutual covenants and agreement set forth herein and the mutual benefits to be derived herefrom, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Employment

1.1 Duties. The Company shall employ the Executive on the terms and conditions set forth in this Agreement, as Chief Engineer - (“Chief Engineer”). As Chief Engineer , Executive will be responsible for managing managing design and production of precision motor servo controllers for industrial automation. The Executive accepts such employment with the Company and shall perform and fulfill such other duties as are assigned to him hereunder consistent with his status as a senior executive of the Company, devoting his best efforts and substantially all of his professional time and attention (which shall constitute no less than forty (40) working hours per week) to accomplish the performance and fulfillment of his duties hereunder and to the advancement of the best interests of the Company, subject only to the direction, approval, and control of the Company’s specific directives of the Board of Managers of the Company and Executive’s superiors (collectively, “Senior Management”).

1.2 Place of Performance. In connection with his employment by the Company, the Executive shall be based in the Minneapolis, Minnesota and Detroit, Michigan metropolitan areas, except for required travel on Company business.

2. Term of Employment.

The term of employment of the Executive shall begin on the date entered above and shall continue for eighteen (18) months, unless earlier terminated as set forth herein. The Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his term of employment with the Company.

3. Compensation.

3.1 Base Salary. During the term of this Agreement the Executive shall receive a minimum annual salary (the “Base Salary”) payable in installments at such times as the Company customarily pays its other senior executive employees and calculated as follows:

3.1.1 The Base Salary to be paid to Executive shall be $95,000 on annualized basis;

3. 1.2 The Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

3.2 Bonus. During the term of this Agreement, the Executive may receive a bonus, which the Compensation Committee of the Company’s Board of Managers shall determine annually and which shall be based on the same criteria and/or formulae as are used in determining the bonuses and non-salary distributions paid to similarly situated employees.
3.3 Health Insurance and Other Benefits. During the term of this Agreement, the Executive shall be provided all employee benefits provided by the Company to its management and all other Company salaried employees, including without limitation, all medical insurance and life insurance plans or arrangements and shall be entitled to participate in all pension, profit sharing, stock option and any other employee benefit plan or arrangement established and maintained by the Company, all subject, however, to the Company rules and policies then in effect regarding participation therein. During the term of this Agreement, the benefits provided to Executive, as described in the preceding sentence, shall not be reduced except in accordance with the general reduction of such benefits applicable to all salaried employees generally, but then only to the extent that such benefits are reduced for such other salaried employees.

4. Reimbursement of Expenses.

The Executive shall be reimbursed for all items of travel, entertainment and miscellaneous expenses which the Executive reasonably incurs in connection with the performance of his duties hereunder, provided that (a) all expenses over $500 are approved by Senior Management prior to being incurred, (b) the Executive submits to the Company on proper forms provided by the Company such statements and other evidence supporting such expenses as the Company may reasonably require and (c) such expenses meet the Company’s policy concerning such matters.

5. Vacations.

The Executive shall be entitled to not less than three (3) weeks of paid vacation in any calendar year (prorated in any Year during which the Executive is employed hereunder for less than the entire Year).

6. Termination of Employment.

6.1 Severance upon Termination without Cause. If the Executive’s employment is terminated by the Company without Cause (as defined below) (the date of termination is referred to as the “Termination Date”), then the Company shall pay the Executive in lieu of other damages, an amount (the “Severance Payments”) equal to his then current Base Salary payable in installments at the same time the Company pays salary to its other senior executive employees for four (4) weeks (the “Severance Period”). The Company shall have no liability to make any Severance Payments as provided for in this paragraph unless (i) the Executive executes a Separation Agreement and General Release in a form satisfactory to the Company, and (ii) Executive complies with all provisions in Section 8 (Restrictive Covenants). In addition, (i) any Company stock options not vested at the time of termination shall immediately terminate and (ii) the Company shall maintain during the Severance Period all employee benefit plans and programs which the Executive participated in immediately prior to such termination other than bonus, Commission, incentive compensation and similar plans based on performance, provided Executive’s participation is permissible under the general terms and provisions of such plans. If Executive is terminated for Cause, he shall receive only those amounts earned but not distributed under the relevant plan, program or practice of the Company.

6.2 Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated for “Cause” by the Company (as defined below) or if the Executive voluntarily terminates his employment with the Company at any time, then (i) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

7. Definitions.

7.1 Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s continued substantial violations of his employment duties (other than a failure resulting from the Executive’s in ability to perform his duties because of illness or other physical or mental incapacity (based on a medical report provided to the Company) after the Executive has received written demand for performance from the Company’s Chief Executive Officer or Board which sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties; (ii) the Executive engaging in illegal conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its affiliates; (iii) the Executive’s violation of a federal or state law or regulation materially applicable to the Company’s Business; (iv) the Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Executive and the Company; or (v) the Executive being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

8. Restrictive Covenants.

8.1 Covenant Not to Compete. Executive recognizes that the Company is engaged in a highly competitive business, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the Business of the Company. The Executive, therefore, agrees that during the Employment Period and (x) during the Severance Period if Executive is receiving Severance Payments or (y) after Executive’s employment is terminated for Cause, for one (1) year following the Termination Date (either of such periods of time is referred to as the “Restricted Period”), he will not, with respect to the Company’s Business (i) accept employment or render service to any Person that is engaged in a business directly competitive with the Company’s Business or (ii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the Company’s Business (all of the foregoing activities are collectively referred to as the “Prohibited Activity”). For these purposes, the Company’s Business shall mean (i) design, manufacturing and sales of precision servo motor controllers for industrial automation, and (ii) any other business engaged in by the Company on the Termination Date.

8.2 Non-Disclosure of Information. The Executive shall:

8.2.1 Never, directly or indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any “Confidential Information” as hereinafter defined; and

8.2.2 At all times take all reasonable precautions necessary to protect from loss or disclosure by Executive or his subordinates any and all documents or other information containing, referring, or relating to such Confidential Information. Upon termination of employment with the Company for any reason, the Executive shall promptly return to the Company any and all documents or other tangible property containing, referring, or relating to such Confidential Information, whether prepared by him or others.

8.2.3 Notwithstanding any provision to the contrary in Section 8, this paragraph shall not apply to information which the Executive is called upon by legal process (including, without limitation, by subpoena or discovery requirement) to disclose or any information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of the Executive.

8.2.4 For purposes of this Agreement, “Confidential Information” shall mean any information relating in any way to the business of the Company disclosed to or known to the Executive as a consequence of, result of, or through the Executive’s employment by the Company which may consist of, but not be limited to, technical and non-technical information about the Company’s proprietary products, processes, programs, concepts, forms, business methods, data, any and all financial and accounting data, employees, marketing, customers, customer lists, and services and information corresponding thereto acquired by the Executive during the term of the Executive’s employment by the Company. Confidential Information shall not include any of such items which are published or are otherwise part of the public domain, or freely available from trade sources or otherwise.

8.2.5 Upon termination of this Agreement for any reason, the Executive shall return to a designated officer of the Company all equipment and/or tangible property then in the Executive’s possession or custody which belongs or relates to the Company, including, without limitation, copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, data base, or any other documents or electronically stored information which constitutes Confidential Information.

8.3 Trade Secrets - Intellectual Property Rights. Executive shall provide the Company with any copyrightable work, trade secrets and other protectable intellectual property that are related to the Company’s Business and that are developed or produced by Executive while in the employment of the Company pursuant to this Agreement (collectively, “Work Product”).

8.3.1 All Work Product shall be considered works made for hire and shall be the exclusive property of the Company and the Company shall be considered the author and/or creator of such work for worldwide copyright purposes and renewals and extensions thereof. The Company may request, at its own cost and expense, that Executive assist the Company in obtaining worldwide patent, copyright and other property rights for the Work Product.

8.3.2 If Executive’s rights in the Work Product cannot be assigned to the Company, the Executive waives enforcement of all such rights against the Company. The Executive further agrees to join in any action, at the Company’s sole cost and expense, to enforce or to procure a waiver of such rights.

8.3.3 If the rights of the Work Product cannot be waived or the Work Product is not deemed a “work for hire”, the Executive hereby grants the Company and its assigns a worldwide royalty-free license to reproduce, distribute, modify, publicly display, sublicense and assign such rights in all media or distribution technologies now known and hereinafter developed or devised.

8.3.4 The Executive hereby appoints the Company as his attorney in fact to execute and file any patent, copyright or other lawful application with respect to the Work Product.

8.4 Conflict of Interest. Executive shall exercise good judgment and maintain high ethical standards in the course of his dealings so as to preclude the possibility of a conflict between the interest of the Company and his own personal interest. Executive, therefore, has an obligation to avoid any activity, agreement, personal interest, or other relationship or situation which: (i) conflicts with the Company’s best interest; (ii) interferes with Executive’s responsibility to serve the Company to the best of Executive’s ability; or (iii) gives the appearance of self dealing.

8.4.1 This policy requires that Executive shall not have any relationship, nor engage in any activity that might impair the independence or judgment in the execution of Executive’s duties. Executive shall not have any direct or indirect personal financial interests in suppliers of property, goods or services that would affect his decisions or actions on the Company’s behalf. Executive shall not accept gifts, benefits, or unusual hospitality that would be reasonably likely to influence Executive in the performance of his duties.

8.4.2 If any possible conflict of interest situation arises, the Executive is responsible to immediately disclose the facts to the Board of Managers of the Company so that an evaluation may determine whether a problem exists and, if so, to eliminate it.

8.5 Nonsolicitation. During the term of this Agreement and during the Restricted Period, Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing any of Company’s employees to accept employment or affiliation with another firm, partnership, association, or company.

8.6 Injunctive Relief/Legal Remedies. The Parties agree that the remedy at law for any breach by Executive of this Agreement, and specifically the provisions of Section 8 (“Restrictive Covenants”), will be inadequate and that the Company or any of its subsidiaries or other successors or assigns shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights and remedies Company or any of its subsidiaries or their successors or assigns might have for such breach.

8.6.1 The Employee acknowledges: (i) that compliance with the restrictive provisions contained in Section 8 is necessary to protect the business and goodwill of the Company and its subsidiaries, and (ii) that a breach of this Agreement will result in irreparable and continuing damage to the Company, for which monetary damages may not provide adequate relief. Consequently, Employee agrees that in the event of a breach or threatened breach of any of the restrictive covenants described herein, the Company, at its discretion, shall be entitled to seek both: (i) a preliminary and/or permanent injunction in order to prevent such damage, or continuation of such damage, and (ii) monetary damages as determinable. Nothing herein, however, shall be construed to restrict and/or prohibit the Company from pursuing any and all other remedies; the employee acknowledges that all remedies are cumulative.

8.6.2 If any legal action arises to enforce the Company’s trade secrets, the prevailing party shall be entitled to recover any and all damages, as well as all costs and expenses, including reasonable attorney’s fees incurred in enforcing or attempting to enforce the Company’s trade secrets.

9. Arbitration.

9.1 Any and all disputes, controversies and claims arising out of, or relating to, this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the Parties and their successors and permitted assigns, whether by operation of law or otherwise, shall be settled and determined by arbitration in New York, New York, pursuant to the then existing rules of the American Arbitration Association (“AAA”), for commercial arbitration. Each party shall pay their own legal fees. The losing party shall pay the fees and costs imposed by the AAA; if neither party clearly prevails in the arbitration, the parties shall request that the AAA appointed arbitrator apportion the AAA’s fees and costs between the parties.

9.2 The Parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their right to appeal therefrom.

9.3 The arbitrator(s) will apply New York law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by then existing rules of the AAA, without reference to arbitration law. Executive and the Company hereby consent to the personal jurisdiction of the state and federal courts located in New York, New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

9.4 THE EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO ADMINISTRATIVE CLAIMS.

10. Miscellaneous.

10.1 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested, or sent by overnight express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received (i) when hand-delivered or after three (3) business days when deposited in the U.S. Mail, (ii) when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:

To the Company:

Advanced Automation Group LLC
1685 W. Hamlin Road
Rochester Hills, Michigan 48309

To the Executive:

Xiaogang Luo
14772 64TH AVENUE NORTH
MAPLE GROVE, MN 55311-4112

The foregoing addresses may be changed at any time by either party by notice given in the manner herein provided.

10.2 Integration; Modification. . This Agreement, the Letter Agreement dated as of March __, 2007 by and among Harbin Electric, Inc, Shelton Technology LLC, Executive and Xiaogang Luo ( the “Master Agreement”) and the License Agreement dated as of March __, 2007 by and between the Company, Shelton Technology LLC, Executive and Xiaogang Luo constitute the entire understanding and agreement between the Company and the Executive regarding its subject matter, and supersedes all prior negotiations and agreements or interpretations, whether oral or written. This Agreement may not be modified except by written agreement signed by the Executive and a duly authorized officer of the Company. In the event of any conflict between the terms of this Agreement and the terms of the Master Agreement, the terms of the Master Agreement shall govern.

10.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, including and their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive.

10.4 Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether conduct or otherwise, in any one (1) or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof with respect to other future breaches.

10.5 Governing Law. This Agreement shall be governed by the internal laws of the State of New York.

10.6 Headings. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

10.8 Due Authorization. The Company represents that all corporate action required to authorize the execution, delivery and performance of this Agreement has been duly taken.

IN WITNESS WHEREOF, this Agreement has been executed by the Executive and on behalf of the Company by its duly authorized officer on the day and year first above written.

ADVANCED AUTOMATION GROUP, LLC

By:	/s/ Tianfu Yang
Chairman and Chief Executive Officer
April 9, 2007 Date

EXECUTIVE:

/s/ Xiaogang Luo
Xiaogang Luo
April 9, 2007 Date